PROSPECTUS	Pricing Supplement No. 4243
Dated May 17, 2005	Dated October 24, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated August 24, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)
Trade Date:	October 24, 2005
Settlement Date (Original Issue Date):	October 27, 2005
Maturity Date:	September 15, 2009
Principal Amount (in Specified Currency)	U.S.$ 100,000,000
Price to Public (Issue Price):	99.56% (plus accrued interest from and including September 15, 2005 to but excluding October 27, 2005)
Agent's Discount or Commission:	0.200%
Net Proceeds to Issuer (in Specified Currency):	U.S.$ 99,360,000 (plus accrued interest from and including September 15, 2005 to but excluding October 27, 2005)
Interest Rate Per annum:	4.625%
Interest Payment Dates:	Semi-annually on each March 15 and September 15 of each year, commencing March 15, 2006 and ending on the Maturity Date.

Clearance and Settlement:

X	DTC Only.

___

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement).

___

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___	Euroclear and Clearstream, Luxembourg only.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
Page 2
Pricing Supplement No. 4243
Dated October 24, 2005
Rule 424(b)(3)-Registration Statement
No.333-123085

CUSIP No.: 36962GZH0

ISIN No.: US36962GZH00

Common Code: 015532874

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

(Fixed Rate)
Page 3
Pricing Supplement No. 4243
Dated October 24, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

Reopening of Issue:

The Notes are intended to be fully-fungible and will form a single series with the Companys U.S.$ 1,250,000,000 principal amount of 4.625% Notes Due April 15, 2009 issued on September 24, 2002 under the Companys Pricing Supplement No. 3783 dated September 18, 2002.

Listing:

___ Listed on the Official List of the UK Listing Authority and an application has been made for the Notes to be admitted to trading on the London Stock Exchanges Gilt Edged and Fixed Interest Market

_X_ Not listed on the Official List of the UK Listing Authority

Additional Information:

General.

At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year was equal to $341.143 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

		Year Ended December 31,			Nine Months Ended September 30, 2005
2000	2001	2002	2003	2004
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

(Fixed Rate)
Page 4
Pricing Supplement No. 4243
Dated October 24, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Banc of America Securities LLC (the "Underwriter"), as principal, at 99.56% of the aggregate principal amount less an underwriting discount equal to 0.200% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.